Exhibit 10.7

CONFIDENTIAL

May 9, 2005

Jared E. Abbruzzese, Sr. and Wayne Barr, Jr.
Capital & Technology Advisors, Inc.
18 Corporate Woods Boulevard
3rd floor
Albany, New York 12211

Gentlemen:

     This letter of intent (this “Letter”) sets forth the preliminary understanding of the proposed terms and conditions for the acquisition (the “Transaction”) of Capital & Technology Advisors Inc., a Delaware corporation (the “Company”), by Tejas Incorporated, a Delaware corporation, or its designee (the “Buyer”) with Jared E. Abbruzzese, Sr. and Wayne Barr, Jr., holders of a majority of the capital stock of the Company (the “Stockholders”) (each, a “Party” and collectively, the “Parties”), by a transaction which is tax free under the Internal Revenue Code of 1986, as amended, as further described in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The Term Sheet is not a contract, and none of the Parties intend that the preliminary understandings contained therein represent the final agreement with respect to the Transaction. The preliminary understandings expressed in the Term Sheet are subject, among other things, to the satisfactory completion of Buyer’s business, financial and legal due diligence of the Company as provided in Section 4 and the other provisions of this Letter, which may result in a restructuring or abandoning of the Transaction, and we agree that no liability will arise in the event of any such abandonment or restructuring except as provided in Section 7 hereof.

1.	Expenses. Each Party will bear its own internal and external expenses incurred in connection with this Letter.

2.	Non-Disclosure. Each Party will take appropriate cautions to safeguard trade secrets and other confidential or proprietary information regarding the other Party gained in the context of the proposed Transaction, whether or not the Transaction is consummated, and will conduct themselves in a manner that will preserve the confidential nature of the Transaction and shall not use any such information except for purposes of evaluating the Transaction. Furthermore, from and after the date hereof, none of the Parties hereto shall make, and shall cause their respective representatives, officers, directors, employees and affiliates (collectively, “Representatives”) not to make, any disclosure regarding this Letter or the Transaction, and will not relate any information concerning either Party to this Letter or the Transaction, to any individual or organization, unless required to do so by applicable laws (in which event the disclosing Party shall provide the other Party with reasonable prior notice of the contents of the disclosure), provided that Tejas Incorporated may file this Letter (a) under cover of a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, and (b) with any other regulatory body having jurisdiction over the operations of Buyer or any of its subsidiaries in whatever form and manner required by such regulatory body. Buyer and Company agree to hold, and to cause their respective Representatives to hold, all information regarding any potential Transaction, in strict confidence (“Confidential Information”); provided that the following types of information shall not be deemed “Confidential Information” for the purposes hereof and shall not be required to be treated as such: (i) information that at the time of disclosure is or thereafter becomes generally available to the public or members of the industries in which the Buyer or Company conducts business (other than as a result of a disclosure in violation of the provisions hereof); (ii) information that was available to a Party from a source other than the Party hereto and was not obtained from a source in violation of any agreement known to the obtaining Party or applicable law; (iii) information that one Party hereto has furnished to a person not a Party to this Letter without a similar restriction on disclosure; and (iv) information that any Party hereto, or any of its directors, officers, employees or agents, is, on advice of counsel, compelled to disclose to any tribunal or else stand liable for contempt. Each Party hereto agrees that if discussions regarding a potential Transaction are terminated for whatever reason, each Party shall, within 10 days after such termination, return or destroy all Confidential Information it has in its possession that was furnished by the other Party hereto to such other Party without retaining any copies or other physical embodiments thereof. This Section 2 will survive any termination of this Letter.

3.	Option Payment; No Solicitation. On the date of the acceptance of this Letter by the Company and each of the Stockholders (the “Acceptance Date”), Buyer will deposit with the Company the amount of $2,000,000 (the “Option Payment”), which Option Payment will be non-refundable except as provided in Section 7 here, and Buyer shall proceed as quickly as possible to complete its due diligence of the Company and negotiate definitive agreements relating to the Transaction (the “Definitive Agreements”) by the date which is 30 days after the Acceptance Date (the earlier to occur of the execution of Definitive Agreements and the expiration of such 30 day period, the “Termination Date”). In consideration of such covenant, during the period commencing on the date of this Letter ending on the Termination Date (as extended pursuant to agreement among the Parties hereto) (the “Diligence Period”), the Company and each of the

Stockholders shall not nor will it permit any of their respective directors, officers, employees, agents, or representatives to, directly or indirectly, (a) solicit or encourage any inquiries, discussions, or proposals regarding, (b) continue, propose or enter into negotiations with respect to, or (c) enter into any agreement or understanding contemplating, any Alternative Transaction (as hereinafter defined), nor shall any of such persons or entities provide any information to any person for the purpose of making, evaluating or determining whether to make or pursue inquiries or proposals with respect to any Alternative Transaction. The Company will immediately advise Buyer of, and communicate to Buyer all terms of, any such inquiry or proposal. The term “Alternative Transaction” means any (i) direct or indirect acquisition or purchase of any voting securities or equity interest in the Company or any of its subsidiaries and affiliates, (ii) merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries and affiliates, (iii) sale of assets of the Company or any of its subsidiaries and affiliates, or (iv) any other transaction involving the Company or any of its subsidiaries and affiliates including, without limitation, any merger, consolidation, business combination or similar transaction involving or any direct or indirect acquisition or other purchase of any voting securities or other equity interest in the Company or any of its subsidiaries and affiliates, the pendency or consummation of which might reasonably be expected to impede, interfere with, prevent or delay the Transaction.

4.	Due Diligence. For the Diligence Period, the Company shall provide Buyer with reasonable access to its personnel, facilities, and information with respect to the Company so as to facilitate the Transaction. On or before the date hereof, the Company provided Buyer with its actual financial results for 2003 and 2004 and projected financial results for 2005 (the “Financial Statements”).

5.	Indemnity. The Company and each of the Stockholders hereby agree to indemnify, defend and hold Buyer, its affiliates and their officers, directors and employees thereof harmless against any and all claims, losses, liabilities, or expenses which may be asserted against or incurred by any of them as a result of the Company’s dealings, arrangements or agreements with any investment banker, broker or finder engaged by the Company in connection with the Transaction. The Buyer hereby agrees to indemnify, defend and hold the Company, its affiliates and their officers, directors and employees thereof harmless against any and all claims, losses, liabilities, or expenses which may be asserted against or incurred by any of them as a result of the Buyer’s dealings, arrangements or agreements with any investment banker, broker or finder engaged by the Buyer in connection with the Transaction.

6.	Approvals. The Definitive Agreements will be subject to the approval of Buyer’s Board of Directors and any other consents that may be required and shall provide for a target closing date for the Transaction of June 15, 2005.

7.	Damages. The Parties hereto acknowledge and agree that money damages would be both incalculable and an insufficient remedy for any breach of Sections 2, 3, 4, 5 or 8 of this Letter, and that any such breach would cause irreparable harm. Accordingly, in the event of any breach or threatened breach of the foregoing provisions of this Letter by either Party, the other Party or Parties shall be entitled to equitable relief. If a Party is alleged by the other Party to have violated this Letter and such dispute results in litigation, the non-prevailing Party to such litigation, as determined by a final, non-appealable judgment of a court of applicable jurisdiction, shall be obligated to pay the reasonable legal fees of the prevailing Party associated with such litigation.

Termination; Break-Up Fee. Buyer shall have the right to terminate this Letter at any time for any reason or for no reason, without liability or any further payments. If the Company shall at any time terminate this Letter and enter into an Alternative Transaction; then upon the occurrence of such event (a) the Company shall refund the Option Payment to Buyer and (b) the Company and the Stockholders shall also pay Buyer a fee equal to thirty percent (30%) of the amount of such Purchase Price exceeding $65,000,000 (the “Break-Up Fee”), but in no event shall the Break-Up Fee exceed $4,000,000. This Section 7 shall survive any termination of this Letter.

8.	Right of First Refusal: If, at any time the Company or any of the Stockholders deems an Alternative Transaction acceptable, then the Company shall give notice to the Buyer prior to entering into any definitive agreements relating to the contemplated Alternative Transaction, setting forth the terms and conditions of the proposed Alternative Transaction, together with a copy of the proposed letter of intent, contract or other document evidencing such offer and such terms and conditions. The Buyer shall then have the option to purchase the Company’s interest proposed to be sold in the Alternative Transaction upon substantially the same terms and conditions as set forth therein. Such option shall be exercised by notice to Stockholders within thirty (30) days after the Company’s notice to Buyer. This Section 8 shall survive any termination of this Letter.

9.	Operation of Business. During the period between execution of this Letter and closing of the Transaction (unless this Letter is sooner terminated in accordance with its terms) the Company will

(1) operate its business as historically conducted in the ordinary course of business and (2) not enter into any material agreement without providing the Buyer with 24 hours prior notice thereof and discussing the same with the Buyer prior to entering into such agreement; provided, however, that not withstanding the foregoing provisions of this Section 9:

a) With respect to engagements entered into by the Company before the execution of this Letter, all fees paid to the Company before the closing of the Transaction or booked as a receivable of the Company before the closing of the Transaction based on a contractual obligation of a customer to pay will be utilized by the Company to pay all of its obligations in the ordinary course of business in accordance with its historical practices (provided that the Company will pay or make other arrangements for the payment of all its professional fees and expenses relating to the Transaction immediately prior to the closing thereof) and shall otherwise be deemed to be for the benefit of the current stockholders of the Company and may be distributed to such stockholders or otherwise as management of the Company determines, in its sole discretion;

b) With respect to engagements entered into on or after the execution of this Letter, (x) all recurring retainers and similar periodic fees (excluding event or success-based fees) paid to the Company before the closing of the Transaction or booked as a receivable of the Company before the closing of the Transaction based on a contractual obligation of a customer to pay will be utilized by the Company to pay all of its obligations in the ordinary course of business in accordance with its historical practices (provided that the Company will pay or make other arrangements for the payment of all its professional fees and expenses relating to the Transaction immediately prior to the closing thereof) and shall otherwise be deemed to be for the benefit of the current stockholders of the Company and may be distributed to such stockholders or otherwise as management of the Company determines, in its sole discretion; and (y) all other fees paid to the Company before the closing of the Transaction or booked as a receivable of the Company before the closing of the Transaction based on a contractual obligation of a customer to pay will be deemed to be for the benefit of the Buyer and shall not be distributed to stockholders of the Company or utilized to pay any obligation of the Company or otherwise but, rather, shall be kept in a segregated bank account by the Company and retained in full by the Company pending the closing of the Transaction; provided, however, that if the Transaction is not closed by June 15, 2005 or a definitive agreement, subject only to (i) the registration of the Company as an investment advisor, (ii) anti-trust approval, if applicable, and (iii) termination upon the occurrence of a material adverse condition, is not entered into by June 15, 2005, then all such success-based consulting and transaction fees, whenever received, shall be for the benefit of the stockholders of the Company and not for the benefit of the Buyer.

10.	Miscellaneous. This Letter shall be governed by the laws of the State of New York other than such laws as would result in the application of the law of a state other than the State of New York. This Letter may be amended only by a writing executed by all Parties.

     If the foregoing correct sets forth our preliminary understandings, kindly sign and return to me the enclosed copy of this Letter.

Confirmed and Agreed to

As of the Date First Set Forth Above:

Capital & Technology Advisors, Inc.		Tejas Incorporated

By:	/s/ WAYNE BARR, JR.	By:	/s/ KURT J. RECHNER

Stockholders of Capital & Technology Advisors, Inc.

/s/ JARED E. ABBRUZZESE, SR.

Jared E. Abbruzzese, Sr.

/s/ WAYNE BARR, JR.

Wayne Barr, Jr.

EXHIBIT A

Acquisition of Capital & Technology Advisors, Inc. by Tejas Incorporated
Summary of Proposed Terms

     Section 1. Purchase. All defined terms used in this Exhibit A, if not otherwise defined, are used as defined in the letter agreement to which this Exhibit A is attached (the “Letter”). Pursuant to the Purchase Agreement, the Buyer will purchase the Company.

     Section 2. Purchase Price. Buyer will pay to all of the stockholders of the Company the following consideration at closing to be allocated ratably among such stockholders based on their percentage ownership of the Company:

—	(1) $5,000,000 in cash ($2,000,000 of which shall be in the form of the Option Payment and $3,000,000 to be delivered on the Closing Date, as hereinafter defined); and

—	(2) $60,000,000 in the form of unregistered Buyer common stock (the “Buyer Stock”) to be delivered on the Closing Date. If the average closing price of the Buyer Stock for the period of ten (10) trading days prior to the date which is three (3) trading days before the Closing Date (the “Average Price”) is less than or equal to nineteen dollars ($19.00), the per share price of the Buyer Stock for purposes of the calculation in this clause (2) shall be set at nineteen dollar ($19.00). If the Average Price is greater than nineteen dollars ($19.00) but less than nineteen dollars and thirty-five cents ($19.35), then the per share price of the Buyer Stock for purposes of the calculation in this clause (2) shall be set at the Average Price. If the Average Price is equal to or greater than nineteen dollars and thirty-five cents ($19.35), the per share price of the Buyer Stock for purposes of the calculation in this clause (2) shall be set at nineteen dollars and thirty-five cents ($19.35).

     Section 3. Closing. The Parties will use their respective best efforts to close the Transaction by June 15, 2005.

     Section 4. Employment of Company’s Employees. As a condition to the closing of the Transaction, Jared E. Abbruzzese, Sr., Wayne Barr, Jr. and Shawn O’Donnel will have entered into an employment agreement with Buyer, which will be mutually satisfactory.

     Section 5. Closing Conditions. The Purchase Agreement will contain standard closing conditions for the Transaction, including, without limitation, termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and no material adverse change shall have occurred with respect to the Company.

     Section 6. Pre-Closing Conditions. The Company must provide the Financial Statements and be a registered Investment Adviser pursuant to the Investment Advisers Act of 1940.

     Section 7. Representations, Warranties and Covenants. Each Party shall use its good faith efforts to negotiate mutually acceptable representations, warranties and covenants in the Purchase Agreement as are customary for the nature and size of the Transaction.

     Section 8. Indemnification. The Stockholders shall indemnify Buyer and its related parties for all Losses (to be defined in the Purchase Agreement). Such indemnity shall be joint and several among the indemnitors, shall require Losses in an amount to be agreed by the Parties before any indemnity payments (but at such point the indemnity shall provide coverage for all Losses incurred from th first dollar) and shall provide coverage for Losses up to an amount to be agreed by the Parties. This indemnity shall terminate two years from the Closing Date and shall be secured by an escrow of ten percent (10%) of the shares of Buyer Stock, which shall be funded by Jared E. Abbruzzese, Sr. and Wayne Barr, Jr.

     Section 9. Registration Rights. Buyer shall file a shelf registration statement with the Securities and Exchange Commission (the “Shelf Registration Statement”) for the resale of the Buyer Stock. Jared E. Abbruzzese, Sr. shall be restricted in the amount of Buyer Stock he may resell as follows: 15% of the Buyer Stock which he received may be sold after the first anniversary of the Closing Date, an additional 25% may be sold after the second anniversary of the Closing Date and the remaining additional 60% may be sold after the third anniversary of the Closing Date. Any sale of the Buyer Stock other than pursuant to the Shelf Registration shall be pursuant to a valid exemption from the relevant registration requirements (which may include Rule 144 of the Securities Act of 1933) and, in all cases, shall be subject to the approval of and conditions imposed by Buyer.

     Section 10. Board Composition and Officers. Following the Closing, the Board of Directors and Officers of Tejas Incorporated shall be comprised of the individuals listed below:

Tejas Incorporated

John Gorman – Chairman of the Board
William Ingelhart – Director
Charles Mayer – Director
Dennis Punches – Director
Barry Williamson – Director
Clark N. Wilson – Director
Jared E. Abbruzzese, Sr. – Vice Chairman of the Board